EXHIBIT 99.2

HINES HORTICULTURE INC. ANNOUNCES THAT IT HAS EXECUTED A SUPPLEMENTAL INDENTURE TO THE 10.25% SENIOR NOTES DUE 2011

IRVINE, CA. – Hines Horticulture Inc. (NASDAQ:HORT.PK) announced today that it and Hines Nurseries, Inc. (the “Company”) executed a supplemental indenture to Hines Nurseries’ 10.25% Senior Notes due 2011 to permit the Company to cease filing reports with the Securities and Exchange Commission.

As announced on January 28, 2008, the Company commenced a consent solicitation seeking consent from a majority of the holders of its 10.25% Senior Notes due 2011 to amend the indenture to permit the Company to cease filing reports with the Securities and Exchange Commission.  The beneficial owner of a majority in aggregate principal amount of the Notes has delivered its consent to this indenture.

Hines expects, but cannot guarantee, that its common stock will continue to be quoted on the Pink Sheets after it deregisters.  There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the deregistering. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets.  It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities.  Hines intends to update its stockholders with information about the Company through press releases and postings on its web site at www.hineshorticulture.com.

About Hines
Hines Horticulture is the leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry.  The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as The Home Depot, Lowe’s and Wal-Mart.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, prospects, developments, expectations and intentions.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.